SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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San Diego Gas & Electric Company,

Southern California Gas Company and Pacific Enterprises

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SAN DIEGO GAS & ELECTRIC COMPANY

SOUTHERN CALIFORNIA GAS COMPANY

PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises will be held on May 30, 2007 at 2:00 p.m. at the executive offices of San Diego Gas & Electric Company at 8326 Century Park Court, San Diego, California. Each of the companies is a subsidiary of Sempra Energy.

The Annual Meeting of each company will be held for the following purposes:

(1) To elect directors for the ensuing year.

(2) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 10, 2007 are entitled to notice of and to vote at the Annual Meeting of each company of which they are a shareholder.

The Annual Meetings are business-only meetings. They will not include any presentations by management and the companies do not encourage shareholder attendance.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

SAN DIEGO GAS & ELECTRIC COMPANY

SOUTHERN CALIFORNIA GAS COMPANY

PACIFIC ENTERPRISES

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

San Diego Gas & Electric Company, Southern California Gas Company and Pacific Enterprises are providing this Information Statement to their shareholders in connection with their respective Annual Meetings of Shareholders to be held on May 30, 2007. It is being mailed to shareholders beginning April 18, 2007.

THE COMPANIES

San Diego Gas & Electric Company, which we refer to as SDG&E, and Southern California Gas Company, which we refer to as SoCalGas, are indirect public utility subsidiaries of Sempra Energy. Pacific Enterprises, which we refer to as PE, is a direct subsidiary of Sempra Energy and the parent corporation of SoCalGas. We refer to SDG&E and SoCalGas collectively as the Sempra Energy utilities. We refer to the three companies collectively as the companies.

SDG&E’s principal executive offices are located at 8326 Century Park Court, San Diego, California 92123-1530. Its telephone number is (619) 696-2000.

SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California 90013-1011. Its telephone number is (213) 244-1200.

PE’s principal executive offices are located at 101 Ash Street, San Diego, California 92101-3017. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

SDG&E’s Board of Directors has fixed April 10, 2007 as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. At that date, SDG&E’s outstanding shares consisted of 116,583,358 shares of common stock, 1,373,770 shares of cumulative preferred stock and 2,590,000 shares of preference stock. All of the SDG&E common stock is owned by Enova Corporation, a wholly-owned direct subsidiary of Sempra Energy.

In electing directors, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote for each of the three director positions, but cumulative voting is not permitted. In voting upon any other matters that may be considered at the Annual Meeting, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote. Shares of preference stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation and indirectly owned by Sempra Energy represent over 96% of SDG&E’s outstanding shares and over 97% of the number of votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

SoCalGas’ Board of Directors has fixed April 10, 2007 as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. At that date, SoCalGas’ outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All of the SoCalGas common stock and 50,970 shares of the SoCalGas preferred stock are owned by PE.

In electing directors, each share is entitled to one vote for each of the three director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice at the meeting and prior to the voting of an intention to do so. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting upon any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99% of SoCalGas’ outstanding shares and the number of votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

PE

PE’s Board of Directors has fixed April 10, 2007 as the record date for determining the shareholders of PE entitled to notice of and to vote at the PE Annual Meeting. At that date, PE’s outstanding shares consisted of 83,917,664 shares of common stock, all of which is owned by Sempra Energy, and 800,253 shares of preferred stock, all of which is publicly held.

In electing directors, each share is entitled to one vote for each of the three director positions but cumulative voting is not permitted. In voting upon any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of PE owned by Sempra Energy represent over 99% of PE’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the PE Annual Meeting.

GOVERNANCE OF THE COMPANIES

The business and affairs of SDG&E, SoCalGas and PE are managed under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws. During 2006, the board of SDG&E held seventeen meetings and acted four times by unanimous written consent; the board of SoCalGas held fourteen meetings and acted two times by unanimous written consent; and the board of PE held seven meetings and acted four times by unanimous written consent. Each director attended at least 75% of the meetings.

SDG&E, SoCalGas and PE are subsidiaries of Sempra Energy. The directors of the three companies are identical and are also officers of the companies or Sempra Energy. None of the directors is additionally compensated for services as a director.

Sempra Energy’s Board of Directors is comprised of a substantial majority of independent directors and maintains standing Audit, Compensation and Corporate Governance Committees comprised solely of independent directors. The Sempra Energy Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of the companies.

As subsidiaries of Sempra Energy, SDG&E, SoCalGas and PE are not subject to otherwise applicable stock exchange listing standards requiring independent directors and various board committees. All of the directors of the three companies are also officers of the companies or Sempra Energy and, as such, none is an independent director. The boards of the companies do not maintain any committees. Nominees for election as directors are determined by the board of each company and the boards will not consider director candidates recommended by shareholders other than their respective direct and indirect parent companies.

Securities and Exchange Commission rules require each company to disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any members of their immediate families, has or will have a direct or indirect material interest. Each board has adopted a policy that requires the board to review any such "related party transaction" before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2006 or 2007.

Shareholders who wish to communicate with the boards of the companies or an individual director may do so by letter addressed directly to the board or the director at the address of the company set forth under the caption “The Companies.”

The Annual Meetings of Shareholders of SDG&E, SoCalGas and PE are business-only meetings without presentations by management. The companies do not encourage attendance at the meetings by either board members or public shareholders. Last year, one director attended the meetings.

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SDG&E, SoCalGas and PE, are expected to attend the Annual Meetings. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche also serves as the independent registered public accounting firm for Sempra Energy.

The following table shows the fees paid to Deloitte & Touche LLP for services provided to SDG&E, SoCalGas and PE for 2006 and 2005.

	SoCalGas and PE				SDG&E
	Dollars in Thousands
	2006		2005		2006		2005
	Fees	% of Total	Fees	% of Total	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statements and Internal Controls Audit	$2,409		$2,315		$2,409		$2,315
SEC Filings and Related Services	—		62		72		62

Total Audit Fees	2,409	97%	2,377	92%	2,481	88%	2,377	93%

Audit-Related Fees
Employee Benefit Plan Audits	76		177		175		177
Other Audit-Related Services	9		—		62		—

Total Audit-Related Fees	85	3%	177	7%	237	8%	177	7%

Tax Fees
Tax Planning	—		—		102		—
Other Tax Services	—		26		—		—

Total Tax Fees	—		26	1%	102	4%	—

All Other Fees	—		—		—		—

Total Fees	$2,494		$2,580		$2,820		$2,554

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SDG&E, SoCalGas and PE. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and is financially literate. It has also determined that the chair of the committee is an audit committee financial expert and that his service on the audit committees of three other public companies does not impair his ability to serve effectively on Sempra Energy’s Audit Committee.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed the audited financial statements of the respective companies for the year ended December 31, 2006, with management and Deloitte & Touche LLP, the independent registered public accounting firm.

The boards have also discussed and reviewed with Deloitte & Touche all the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees). They have also received and reviewed the written disclosures and the letters from Deloitte & Touche required by Independence Standards Board Independence Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche their independence.

Based on these reviews and discussions, the Boards of Directors directed that the audited financial statements of the companies be included in their respective Annual Reports on Form 10–K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS

Debra L. Reed, Chair

Michael R. Niggli

Mark A. Snell

March 31, 2007

SHARE OWNERSHIP

All of the outstanding SDG&E common stock is owned by Enova Corporation and all of the outstanding SoCalGas common stock is owned by PE. All of the outstanding common stock of both Enova Corporation and PE is owned by Sempra Energy. None of the directors or officers of the companies owns any preferred or preference shares of the companies.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned at March 31, 2007 by each person currently serving as a director of the companies, each person currently serving as an executive officer of the companies who is named in the compensation tables of this Information Statement, and by all current directors and executive officers of the companies as a group. These shares, upon giving effect to the exercise of exercisable options, represent less than 1% of Sempra Energy’s outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options (A)	Phantom Shares (B)	Total
Dennis V. Arriola	60,028	52,384	9,173	121,585
James P. Avery	48,812	2,225	4,424	55,461
Michael R. Niggli	151,427	73,575	4,202	229,204
Debra L. Reed	136,759	117,350	9,509	263,618
Lee Schavrien	52,978	12,550	713	66,241
Anne S. Smith	50,446	51,225	4,012	105,683
Mark A. Snell	158,921	67,375	2,411	228,707
Lee M. Stewart	70,406	64,100	6,432	140,938
SoCalGas Current Directors and Executive Officers as a group (9 persons) (C)	743,207	466,684	39,184	1,249,075
SDG&E Current Directors and Executive Officers as a group (10 persons) (C)	792,019	468,909	43,608	1,304,536
PE Current Directors and Executive Officers as a group (4 persons) (C)	507,135	310,684	25,295	843,114

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 31, 2007.

(B)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy Common Stock. These shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

(C)	Mr. Snell is a director of all three companies. Ms. Reed and Mr. Niggli are directors and officers and Mr. Arriola is an officer of all three companies. Messrs. Schavrien and Stewart and Ms. Smith are officers of both SDG&E and SoCalGas. Mr. Avery is an officer of SDG&E only.

Sempra Energy has approximately 260,000 shareholders. The only persons known to Sempra Energy to beneficially own more than 5% of its outstanding shares are Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California 94105, and UBS AG, Bahnhofstrasse 45, Zurich, Switzerland.

Barclay’s Global Investors has reported that at December 31, 2006, it and related entities beneficially owned 28,762,892 shares of Sempra Energy common stock for which they had sole dispositive power, including 25,482,293 shares for which they had sole voting power. UBS has reported that at December 31, 2006, it and related entities beneficially owned 15,459,287 shares of Sempra Energy common stock for which they had shared dispositive power, including 13,646,571 shares for which they had sole voting power. The shares reported as beneficially owned by Barclay’s Global and UBS represent approximately 11% and 6%, respectively, of the Sempra Energy common stock shares outstanding at March 31, 2007.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 18,743,889 shares of Sempra Energy common stock (approximately 7% of the outstanding shares) for the benefit of employees at March 31, 2007.

Directors and executive officers of SDG&E, SoCalGas and PE are required to file reports with the Securities and Exchange Commission regarding their ownership of shares of the companies of which they are an officer or director. Based solely on a review of copies of the reports that have been furnished to the companies and written representations from directors and executive officers that no other reports were required, the companies believe that all filing requirements applicable to their respective directors and officers were timely met during 2006 except for late filings by W. Davis Smith, upon becoming an executive officer of the Sempra Energy utilities, of initial statements of share ownership reporting that he did not beneficially own any shares of the Sempra Energy utilities.

ELECTION OF DIRECTORS

The Board of Directors of each company consists of three directors. At the Annual Meeting of each company, three directors will be elected to hold office until the next Annual Meeting of the company and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the three nominees for election as directors of the companies and biographical information regarding each nominee are set forth below. They have been nominated as a director of each company by the respective Boards of Directors of the companies and have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Michael R. Niggli, 57, became a director of each company in 2007. He became Chief Operating Officer of all three companies in October 2006. Prior to then he was President of Sempra Generation, a subsidiary of Sempra Energy.

Debra L. Reed, 50, has been a director of each Sempra Utility since 2001 and became a director of PE in 2006. She is the President, Chief Executive Officer and Chair of the Board of all three companies. She is also a director of Genentech, Inc. and Halliburton Company.

Mark A. Snell, 50, became a director of each company in 2006. He is an Executive Vice President and the Chief Financial Officer of Sempra Energy. He is also a director of Venoco, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, the Sempra Energy utilities review their plans and programs for compensating executive officers. All of the executive officers of PE are also executive officers of both of the utilities and do not receive additional compensation for their services as officers of PE.

The Sempra Energy utilities are indirect subsidiaries of Sempra Energy which, through its Compensation Committee consisting entirely of independent directors, has established compensation principles and strategies for Sempra Energy and its subsidiaries. The compensation of the Sempra Energy utilities’ executive officers is based upon these principles and strategies and includes participation in various Sempra Energy incentive plans and executive benefit programs.

Compensation Philosophy

The Sempra Energy utilities use their compensation programs to attract, retain and motivate a talented and experienced management team dedicated to strong company performance and shareholder returns. They believe that the right strategies for rewarding employees, including executives, help create and sustain competitive advantage. To this end, their plans are designed to align compensation with the creation of shareholder value and to achieve a balance between short and long-term performance with a substantial portion of pay “at risk”.

Specifically, in developing compensation principles and strategies, the Sempra Energy utilities consider their current and prospective business environments and take into account numerous factors, including:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	Aligning compensation with the performance of the companies and the interests of shareholders.

•	Motivating executives to achieve superior performance.

•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.

To reflect these factors and assist them in realizing their objectives of creating superior shareholder value, the Sempra Energy utilities have developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting company and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	A balance between short-term and long-term compensation that rewards long-term strategic results and encourages share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

Benchmarking

The Sempra Energy utilities make compensation decisions based on a variety of external and internal considerations. The most important external factor is market-based compensation data for selected benchmark positions. This data helps the utilities provide a competitive compensation program. National benchmark data is gathered annually by Hewitt Associates, an internationally recognized compensation and benefits consulting firm. The Sempra Energy utilities use benchmarking as one consideration in forming decisions regarding competitive levels of pay for various positions. They also use benchmarking in determining their “pay mix”—the percentage of the total compensation package that should be dedicated to each component of pay. Benchmarking is based on Fortune 500 general industry companies, with periodic reviews of utility-specific positions. The Sempra Energy utilities believe that using these comparisons facilitates the attraction and retention of top-quality executive talent from a broad range of relevant backgrounds. Internal factors include maintaining appropriate pay relationships between positions based on roles and responsibilities as well as individual-specific considerations such as performance and experience.

In addition to annual reviews of benchmark positions, periodic in-depth studies are conducted. For example, Hewitt Associates conducted a total compensation study in the fall of 2005 which evaluated senior executive benchmark jobs across general industry companies similar in size to Sempra Energy and its affiliates. This analysis included over 100 companies and provided benchmark data on selected senior group-level positions that would be comparable to those at the Sempra Energy utilities.

Compensation Program

The primary components of the Sempra Energy utilities’ compensation program are base salaries, annual cash incentive opportunities and long-term equity based incentives. Other elements include health and welfare benefits, retirement and savings plan benefits, perquisites and severance pay.

Pay Mix

The percentage of the Sempra Energy utilities’ executive compensation represented by base salary, annual incentive compensation and long-term incentives is shown in the table below. This distribution of pay reflects a philosophy of pay for performance, an emphasis on aligning pay with shareholder interests and a desire to balance short-term and long-term incentives. For the purposes of the table, total compensation is defined as base salary plus annual incentive opportunity at target plus long-term incentive opportunity.

Pay Components of Total Compensation

	Base Salary	Annual Incentive Compensation At Target	Long-term Incentive Compensation
Debra L. Reed	29.4%	17.6%	53.0%
Michael R. Niggli	29.4%	17.6%	53.0%
Dennis V. Arriola	34.5%	17.2%	48.3%
James P. Avery	34.5%	17.2%	48.3%
Lee Schavrien	34.5%	17.2%	48.3%
Anne S. Smith	34.5%	17.2%	48.3%
Lee Stewart	34.5%	17.2%	48.3%

Base Salaries

While the Sempra Energy utilities’ compensation programs place more emphasis on annual and long-term incentives for executives, base salaries are a necessary component of compensation and important to attracting and retaining outstanding employees at all levels.

Base salaries for executive officers are reviewed annually taking into consideration the approximate mid-range of peer group salary data, individual contribution and performance, company performance, labor market conditions, complexity and importance of roles and responsibilities, reporting relationships, retention needs, experience, market characteristics, succession planning, internal pay relationships and internal equity and other pertinent factors. For 2006 base salaries for the named executive officers generally approximate the median of the market.

Based on the annual review of the market data and considering other relevant factors described above, an overall budget of 3.8% for officer base salary adjustments was approved in December 2006. This percentage is consistent with projections of average base salary increases in the executive labor market.

Base salary adjustments were effective on January 1, 2007 for the named executive officers. Increases ranged from 3.01% to 6.02% based on performance, internal equity and market data for the various positions. Based on performance and market data for similarly situated Chief Executive Officers, Ms. Reed’s base salary was increased from $525,000 to $543,400, an adjustment of 3.50%.

Performance-Based Annual Incentives

Annual performance-based incentive awards are granted to executive officers under Executive Incentive Plans permitting the payment of annual performance-based bonuses.

Consistent with a pay for performance philosophy, no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold or minimum level, with performance at targeted levels intended to produce bonuses at the mid-point of those for executives with comparable levels of responsibility at Fortune 500 companies. Both the target bonus percentages and the upside opportunity described below are consistent with the leverage typically found in bonus plans within general industry.

Potential award payments at target and maximum are expressed as a percentage of each named executive officer’s base salary. These percentages vary with the individual officer’s position and prospective contribution to the attainment of performance goals. In 2006 bonuses for targeted earnings performance were 60% of base salary for the Chief Executive Officer and ranged from 45% to 60% of base salary for other executive officers. The maximum percentages were twice the target for each named executive officer.

Executive Incentive Plan bonuses for 2006 were based on corporate and utility net income and operational measures with relative weights as a percentage of the overall target of 30%, 50%, and 20% respectively. The Sempra Energy earnings target was $913 million, an increase of 14% over the earnings target for the prior year, with maximum bonuses available for earnings of $1,004 million or greater. In establishing the corporate earnings target of $913 million, the 2006 anticipated earnings for the business units (a three-year average for Sempra Commodities because of the volatility of this business) were employed. No gains or losses from the sale or write-down of assets were considered in setting the target; however 10% of the value of asset sales or losses were considered in the calculation of performance results. The Sempra Energy utilities earnings target, which was based on the utilities’ annual financial plan, was $450 million with maximum bonuses available for earnings of $475 million or greater. Targets for the operational measures were based on maintaining or improving safety, customer satisfaction and reliability. Safety targets focus on reducing the number of motor vehicle and workplace accidents. Customer satisfaction targets measure customer satisfaction with customer contact centers and field personnel. Reliability targets seek to minimize the number and duration of interruptions in the delivery of electricity and gas.

Long-Term Incentives

Executive officers of the Sempra Energy utilities are provided equity-based long-term incentives through participation in Sempra Energy’s Long Term Incentive Plan. These incentives emphasize multi-year performance and create a strong link between executive pay and shareholder returns. To underscore this relationship, equity-based long-term incentives are the largest single component of each executive officer’s compensation package. Equity awards are made at levels consistent with market data and internal equity. Based on these considerations, the estimated grant date values for 2006 and 2007 awards as a percentage of base salary were 180% for the Chief Executive Officer and ranged from 140% to 180% for other executive officers.

Long-term incentives are provided only in the form of Sempra Energy equity in order to achieve the greatest linkage with ultimate shareholder interests. For the last three years, including 2007, grants have been comprised of service-based stock options (20% of total) and performance-based restricted stock (80% of total). This mix of stock options and restricted stock was determined after considering many variables such as plan expense, share usage, and market trends.

Specifically, while stock options are an important component of shareholder-aligned executive compensation, a more direct link to performance relative to indices and peers was desired. Thus performance-based restricted stock is now used as the major component of equity grants. An additional advantage of performance-based restricted stock is that, in comparison to options, fewer shares are required to deliver the same economic value. This results in lower dilution. While playing a lesser role in the current compensation program, stock options are still an appropriate and highly motivating vehicle for delivering long-term incentives. Options provide a direct link with ultimate shareholder interests as they have zero value unless Sempra Energy’s stock price increases above the grant date price. Through the combination of these vehicles, the Sempra Energy utilities believe that both absolute growth and growth relative to industry peers in Sempra Energy’s stock price are being encouraged and appropriately rewarded.

In December 2006, equity incentive awards, consisting of performance-based restricted stock and service-based stock options, were authorized to be granted on the first trading day of the New Year. Specific dollar values (based on a percentage of base salary) and other terms for the awards were established for each executive officer. The dollar value was divided between restricted stock and stock options. On the January grant date, the precise number of shares to be granted to each executive officer was calculated for each type of award applying Black-Scholes and other previously authorized valuation models and the closing price for shares of Sempra Energy common stock on that date. The closing price on the grant date also established the exercise price for the stock options.

The performance-based restricted stock, including reinvestment of dividends, is earned four years from grant if the performance requirements are met. Specifically, the performance requirements on the performance-based restricted stock are met if at the end of the applicable period Sempra Energy achieves a cumulative total return to shareholders that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, a portion of the shares may be earned based on performance relative to the Standard & Poor’s Utility Index. Any performance-based restricted stock that is not earned is forfeited.

Sempra Energy’s total shareholder return from 2003 to 2006 was at the 73rd percentile of the Standard & Poor’s Utility Index. As a result, 100% of the performance-based restricted stock for the 2003-2006 Long Term Incentive Plan cycle was released to plan participants upon the certification of performance results.

The stock options become exercisable over four years. To the extent that Sempra Energy’s stock price rises above the price at which the options were granted (the closing price on the date of grant), participants will receive compensation upon the exercise of any vested options. Because this increase in value is also available to Sempra Energy’s shareholders, alignment of shareholder value creation and participant compensation is achieved.

Change in Control/Severance Pay Agreements

Sempra Energy has entered into severance pay agreements, which include change in control features, with all of the Sempra Energy utilities’ executive officers. These provide for cash severance payments and the continuation of certain other benefits for a limited period if Sempra Energy and its subsidiaries were to terminate an executive’s employment other than for cause, death or disability or if the executive were to do so for “good reason” as defined in the agreement. The executive’s receipt of a portion of the benefits contemplated by the agreements imposes upon the executive contractual confidentiality, non-competition and non-disparagement obligations. In addition, under Sempra Energy’s shareholder approved long-term incentive plan if there were to be a change in control of Sempra Energy, all stock options would vest and all performance and time restrictions would be lifted for outstanding restricted stock grants. To the extent that the executive would incur excise taxes based on the operation of the plan, the severance agreements provide that the executive is made whole for those taxes.

Severance arrangements such as these are a prevalent market practice, and the Sempra Energy utilities believe that they are an effective device for attracting executives who are leaving an existing employer, for mitigating legal issues upon a separation and in serving as a retention vehicle during uncertain times. Specifically, they believe that these provisions effectively reinforce management continuity, objectivity and focus on shareholder value with respect to actual or potential changes in control by mitigating the effects of potential job loss. With respect to the change in control acceleration of equity awards, this is the predominant practice for existing plans of this type within general industry. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly created company.

See “Executive Compensation—Severance Pay and Change in Control Agreements” for additional information regarding these agreements.

Other Compensation and Benefits

Retirement, Savings and Deferred Compensation Plans

The Sempra Energy utilities’ executive officers are eligible to participate in qualified and non-qualified pension and savings plans available to all employees and a deferred compensation plan available to employees with base salaries of $120,000 or more. They also participate in Sempra Energy’s Supplemental Executive Retirement Plan.

The Sempra Energy utilities believe that retirement, savings and deferred compensation plans in general and the Sempra Energy Supplemental Executive Retirement Plan in particular are important elements of their overall compensation package designed to recruit and retain executive talent, especially mid-career executives, as well as for the retention of longer-term executive participants. Supplemental retirement plans, savings plans and deferred compensation plans are all prevalent benefits within Fortune 500 companies.

Retirement Plans

Executive officers participate in a Cash Balance Plan—a tax-qualified pension plan available to most salaried employees of the utilities. They also participate with numerous employees in an Excess Cash Balance Plan—a non-qualified “restoration” of benefits plan that provides the benefits that would have been payable under the Cash Balance Plan but for Internal Revenue Code limitations on the amount of compensation that can be considered for calculating benefits under tax-qualified plans.

Sempra Energy’s Supplemental Executive Retirement Plan provides executive officers of the Sempra Energy utilities with retirement benefits based on final average compensation (defined as the average of the two highest years of base salary and average of the three highest annual incentive awards), years of service and age at time of retirement. Upon retirement at age 62, the minimum gross benefit is 20% of final average earnings after five years of service increasing to a maximum of 65% of final average earnings after 40 years of service. Lesser benefits are provided for retirement before age 62. The benefits provided by the plan are reduced by the benefits payable under the broad-based Cash Balance Plan and Excess Cash Balance Plan.

Each retirement plan uses base salary and annual incentive bonuses in determining benefits under the plan. The value of long-term incentive awards is not included in the calculation of benefits payable under these plans.

Savings and Deferred Compensation Plans

Executive officers also participate in a broad-based tax-qualified 401(k) Savings Plan to which employees may contribute a portion of their compensation for investment on a tax-deferred basis. The Sempra Energy utilities match one-half of the first 6% of the employee’s contributions and make an additional company contribution of up to 1% of base pay if annual Sempra Energy earnings targets are met or exceeded. Benefits that would have been provided under the plan but for Internal Revenue Code limitations on the amount of compensation that can be deferred under tax-qualified plans are restored through a deferred compensation plan. All savings plan contributions and any company matching contributions are fully vested upon contribution.

Executive officers are also eligible to defer up to 100% of base salary and bonus under Sempra Energy’s deferred compensation plan. These deferrals may be directed into funds that parallel the investments available under the 401(k) Savings Plan, including Sempra Energy phantom stock accounts, or into a fund where the interest rate is the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

See “Executive Compensation—Retirement Plans” and “Executive Compensation—Nonqualified Deferred Compensation” for additional details.

Health, Life Insurance, Disability and Similar Benefits

Other benefits that are provided to executive officers include life, disability, medical and dental insurance group plans available to virtually all employees. These are common benefits essential to attracting a high quality workforce.

In addition to the basic group plans, certain executive officers participate in the following programs: an Executive Medical Insurance Plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents; an Executive Life Insurance Plan that provides additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees); and an Executive Long-Term Disability Plan that provides additional protection (60% of base salary and average bonus) upon disability and restores benefits otherwise capped under a basic Long-Term Disability Plan.

Upon retirement, executive officers participate in the health insurance plans generally provided to virtually all employees.

Perquisites and Other Benefits

Certain other benefits are provided to executive officers and other executives that are typical within general industry. The level and types of these benefits and perquisites are reviewed each year, and the Sempra Energy utilities believe that they are important elements in attracting and retaining executive talent.

These benefits include financial planning services, excess personal liability insurance and car allowances. The cost of these benefits is income or imputed income to the executives and is reported in the Summary Compensation Table with detail provided in the footnotes to the table. In addition, the Sempra Energy utilities provide the Chief Executive Officer with an executive security specialist for personal and business driving in the context of an overall security plan. Executive officers are not reimbursed for mileage or other automobile expenses when using their personal cars on company business.

Evaluation and Compensation of the Chief Executive Officer

The Sempra Energy utilities annually review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer. These are based primarily upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management, and other matters relevant to the short-term and long-term success of the utilities and the creation of shareholder value.

The Chief Executive Officer’s performance is evaluated annually in light of these criteria and the results of that evaluation are communicated to her. Her compensation level, including base salary and performance standards and awards under annual and long-term incentive plans, is based upon this evaluation. In doing so, the Sempra Energy utilities’ performance and shareholder returns of the Sempra Energy utilities, the value of incentive awards to chief executive officers at comparable companies and the awards granted to her in past years are considered.

Equity Award Practices

As described under the Long-Term Incentives section, equity-based grants are a key component of the overall compensation program of the Sempra Energy utilities. Awards are not backdated nor is their grant coordinated with the release of material information to result in favorable pricing. All grants of stock options are made at 100% of fair market value—the closing price of Sempra Energy common stock on the date of grant—and grants are not repriced.

For current employees, the longstanding practice has been to make grants on the first trading day of each New Year. The number of shares granted each year is based on a dollar value, as opposed to a fixed share approach, allowing the desired pay mix to be maintained. Restricted stock and stock options may also be granted upon the hiring or promotion of executive officers.

These awards are summarized and further described under the captions “Executive Compensation—Incentive Plans.”

Share Ownership Guidelines

Sempra Energy has established share ownership guidelines to further strengthen the link between company performance and executive compensation. The guidelines set forth minimum levels of Sempra Energy stock ownership that executive officers of the Sempra Energy utilities are encouraged to achieve and maintain.

Executive Level	Share Ownership Guideline
Chief Executive Officer	3 × Base Salary
Chief Operating Officer	2 × Base Salary
Senior Vice Presidents	1 × Base Salary

The guidelines are expected to be met within five years of becoming an executive officer. All executive officers of the Sempra Energy utilities who have completed five years of service exceed the share ownership levels established by the guidelines. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options, as well as shares owned directly or through benefit plans.

All employees of the Sempra Energy utilities are prohibited from trading in puts, calls, options, or other future rights to purchase or sell shares of Sempra Energy because of the speculative nature of such transactions.

Impact of Regulatory Requirements

Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay and are generally taken into consideration as programs are developed. The goal of the Sempra Energy utilities is to create and maintain plans that are efficient and in full compliance with these requirements.

Conclusion

The executive compensation programs of the Sempra Energy utilities are structured to provide competitive levels of benefits as found in the marketplace. Direct compensation is consistent with their labor market, performance-based and strongly aligned with the interests of shareholders. This includes a bonus plan that pays for performance, and long-term incentive programs that emphasize both absolute and relative shareholder value creation.

COMPENSATION REPORT OF THE BOARDS OF DIRECTORS

The Boards of Directors of SDG&E, SoCalGas and PE have reviewed and discussed with management of the companies the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

Board of Directors

Debra L. Reed, Chair

Michael R. Niggli

Mark A. Snell

March 31, 2007

EXECUTIVE COMPENSATION

The table below summarizes the 2006 compensation of the executive officers of SDG&E, SoCalGas and PE who are named in the table.

Summary Compensation Table

Name and Principal Position (A)	Salary	Stock Awards (Restricted Stock) (C)	Option Awards (Service- Based Stock Options) (C)	Non-Equity Incentive Plan Compensation (Performance- Based Annual Bonus) (D)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (E)	All Other Compensation (F)	Total
Debra L. Reed President and Chief Executive Officer	$496,956	$915,498	$134,918	$505,300	$13,785	$144,452	$2,210,909

Michael R. Niggli (B) Chief Operating Officer	$414,618	$1,234,468	$244,039	$475,600	$398,348	$163,566	$2,930,639

Dennis V. Arriola (B) Senior Vice President and Chief Financial Officer	$291,381	$387,109	$56,515	$267,100	$9,188	$79,607	$1,090,900

James P. Avery Senior Vice President—Electric	$292,790	$410,278	$61,006	$235,200	$116,609	$82,739	$1,198,622

Lee Schavrien Senior Vice President— Regulatory Affairs	$230,543	$311,615	$45,284	$182,200	—	$67,737	$837,379

Anne S. Smith Senior Vice President—Customer Services	$284,849	$382,836	$58,273	$228,900	$8,850	$79,622	$1,043,330

Lee M. Stewart Senior Vice President—Gas Operations	$305,768	$821,076	$147,178	$245,500	$103,874	$131,573	$1,754,969

Edwin A. Guiles (B) Former Chairman and Chief Executive Officer	$594,669	$2,953,751	$564,115	$833,700	$1,414	$234,854	$5,182,503

Steven D. Davis (B) Former Senior Vice President and Chief Financial Officer	$306,373	$420,577	$63,566	$260,400	—	$90,788	$1,141,704

William L. Reed (B) Former Senior Vice President—Regulatory and Strategic Planning	$269,266	$377,177	$56,227	$218,800	$2,735	$70,780	$994,985

(A)	Each of the named executive officers is or was an officer of both SoCalGas and SDG&E except for Mr. Avery, who is an executive officer of only SDG&E. Ms. Reed and Messrs. Niggli and Arriola are, and Messrs. Guiles and Davis were, also executive officers of PE. They were not additionally compensated for their services as executive officers of PE.

(B)	Amounts for Messrs. Niggli, Arriola, Guiles, Davis and Reed include those attributable to the portion of the year during which they served as executive officers of Sempra Energy and its other subsidiaries.

On October 7, 2006, Mr. Guiles relinquished his position as Chief Executive Officer of each company to become Executive Vice President—Corporate Development of Sempra Energy. Ms. Reed succeeded Mr. Guiles as Chief Executive Officer and Mr. Niggli, at that time the President of Sempra Generation, succeeded Ms. Reed as Chief Operating Officer of the companies.

Also on October 7, 2006, Mr. Davis relinquished his position as a Senior Vice President and the Chief Financial Officer of each company to become the Vice President of Communications and Community Partnerships of Sempra Energy. Mr. Arriola, at that time the Vice President of Communications and Investor Relations of Sempra Energy, succeeded Mr. Davis to those positions.

On December 16, 2006, William L. Reed (who is unrelated to Debra L. Reed) relinquished his position as Senior Vice President—Regulatory and Strategic Planning of the Sempra Energy utilities to become Vice President – Corporate Development of Sempra Energy. Mr. Schavrien, at that time Vice President—Regulatory Affairs of the Sempra Energy utilities, succeeded Mr. Reed as Senior Vice President—Regulatory Affairs.

On February 23, 2007, Mr. Guiles relinquished his position as a director and non-executive Chairman of the Board of each company; Ms. Reed succeeded him as Chair of the Board of the companies; and Mr. Niggli was appointed as a director of each company to fill the vacancies created by Mr. Guiles’ resignations.

(C)	Amount recognized as 2006 compensation expense for awards granted in 2006 and prior years calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Notes 5 and 6, respectively, of the Notes to Consolidated Financial Statements included in the Annual Reports to Shareholders of SoCalGas and SDG&E but disregarding estimates of forfeitures related to service-based vesting conditions. Compensation expense is recognized ratably over the service period, generally four years. However, for Messrs. Niggli, Stewart and Guiles, all of the grant date fair value of their 2006 awards was recognized as 2006 compensation expense since they were retirement eligible (age 55 or older with five or more years of service) and their awards would not be subject to forfeiture upon termination of employment.

Compensation expense for restricted stock is based on the fair market value on the date of grant less a discount to reflect the risk associated with the market-based performance measures. The discount from fair market value for performance-based restricted stock awards for which compensation expense is reported in the Summary Compensation Table is 0.17% for awards granted in 2003; 5.28% for awards granted in 2004; 15.84% for awards granted in 2005; and 31.91% for awards granted in 2006.

The Black-Scholes values of the stock options for which compensation expense is reported in the Summary Compensation Table are:

Stock Option Award Date	Black-Scholes Value	Volatility	Dividend Yield	Risk-Free Rate of Return	Expected Term (Number of Years)
1/02/03	$4.30	24.91%	4.10%	3.42%	6.00
1/02/04	$6.25	25.32%	3.31%	3.68%	6.00
1/03/05	$8.11	24.66%	2.75%	3.85%	6.00
1/03/06	$10.78	23.31%	2.51%	4.28%	6.25

For additional information regarding stock awards and option awards, see “Executive Compensation—Incentive Plans” and the tables of Grants of Plan Based Awards and Outstanding Equity Awards at Year-End appearing under that caption.

(D)	Amount earned for 2006 and paid in 2007.

(E)

Represents (i) the aggregate change in the actuarial present value of accumulated benefits under defined benefit and actuarial pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The respective amounts are ($149,750) and $13,785 for Ms. Reed; $382,673 and $15,675 for Mr. Niggli; ($6,126) and $9,188 for Mr. Arriola; $116,609 and $0 for Mr. Avery; ($80,747) and $0 for Mr. Schavrien; $4,943 and $3,907 for Ms. Smith; $94,115 and $9,759 for Mr. Stewart; ($335,736) and $1,414 for Mr. Guiles; ($100,309) and $0 for Mr. Davis; and ($91,382) and $2,735 for Mr. Reed. In

accordance with Securities and Exchange Commission rules, decreases in pension plan benefits have not been reflected in the Summary Compensation Table.

(F)	Includes (i) company contributions to defined contribution plans and related supplemental plans, (ii) executive medical, disability, life and personal liability insurance premiums, (iii) car allowances and the incremental cost to the companies (mileage at IRS reimbursement rate and hourly rate of drivers) of commuting and other personal use of company cars and drivers, (iv) financial and estate planning services and (v) reimbursement of personal income taxes related to certain amounts included in this column. The respective amounts are $35,163, $45,410, $19,456, $7,000 and $31,810 for Ms. Reed; $30,551, $61,867, $13,650, $1,440 and $55,851 for Mr. Niggli; $18,899, $20,160, $13,650, $5,603 and $21,043 for Mr. Arriola; $19,219, $22,914, $13,650, $2,164 and $24,541 for Mr. Avery; $8,853, $19,779, $13,650, $3,672 and $21,783 for Mr. Schavrien; $18,688, $20,474, $13,650, $5,490 and $21,320 for Ms. Smith; $20,744, $55,116, $13,650, $7,000 and $34,414 Mr. Stewart; $47,677, $78,143, $19,618, $7,396 and $81,273 for Mr. Guiles; $20,160, $25,256, $13,650, $3,654 and $27,862 for Mr. Davis; and $17,569, $14,464, $13,650, $3,304 and $21,793 for Mr. Reed. Also includes holiday, business meeting and event gifts and mementos, and residential security alarm services provided to executive officers. Does not include charitable contributions under programs that match the charitable contributions of employees on a dollar-for-dollar basis subject to annual maximums that vary by employee position. Also does not include parking at company offices and the occasional personal use by executive officers of company property or services (including club memberships and tickets for sporting and entertainment events which at the time of personal use would not otherwise be used for the business purposes for which they are provided) for which the companies incur no more than nominal incremental costs or for which they are reimbursed by the officer for the incremental cost of personal use.

Incentive Plans

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Shorter term incentives, typically annual performance-based cash bonuses, are provided under Executive Incentive Plans. Longer term incentives, typically performance-based restricted stock and service-based stock options, are provided under Sempra Energy’s Long Term Incentive Plan.

The Executive Incentive Plans permit the payment of performance-based cash bonuses. Under the plans, the Boards of Directors establish a performance period (typically a fiscal year) to measure performance, select earnings and other performance targets for the payment of bonuses, and award bonus opportunities (expressed as a percentage of base salary) that vary with the executive’s position and prospective contributions to the attainment of performance targets.

The companies’ executive officers also participate in Sempra Energy’s Long Term Incentive Plan. The plan permits Sempra Energy’s Compensation Committee to grant a wide variety of equity and equity-based incentive awards relating to Sempra Energy common stock, including stock options, stock appreciation rights and restricted stock awards. All incentive awards that have been granted to executive officers of the Sempra Energy utilities under the plan are restricted stock and stock options. All shares of restricted stock granted to individuals who were executive officers at the time of the grant have been shares of Sempra Energy common stock that were granted subject to performance-based vesting, typically at the end of a four-year performance period. All stock options have been service-based options to purchase shares of Sempra Energy common stock (at the closing price of the shares on the date the option was granted) for a maximum term of ten years and exercisable in equal annual installments over four years from the date of grant.

The table below summarizes the 2006 grants of annual performance-based bonus awards, restricted stock and stock options to each of the executive officers named in the Summary Compensation Table.

Grants of Plan-Based Awards

			Estimated Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares of Performance-Based Restricted Stock) (C)			Option Awards (Service-Based Stock Options) (D)		Grant Date Fair Value of Stock and Option Awards (E)
	Grant Date (A)	Authorization Date (A)							Number of Shares	Exercise Price Per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Debra L. Reed	1/03/06	12/05/05	$0	$315,000	$630,000	4,720	23,600	23,600	19,000	$46.14	$946,289
Michael R. Niggli	1/03/06	12/05/05	$0	$249,120	$498,240	4,000	20,000	20,000	16,100	$46.14	$801,929
Dennis V. Arriola	1/03/06	12/05/05	$0	$141,094	$282,188	1,860	9,300	9,300	7,500	$46.14	$373,039
James P. Avery	1/03/06	12/05/05	$0	$146,600	$293,200	2,200	11,000	11,000	8,900	$46.14	$441,542
Lee Schavrien	1/03/06	12/05/05	$0	$113,500	$227,000	1,480	7,400	7,400	6,000	$46.14	$297,175
Anne S. Smith	1/03/06	12/05/05	$0	$142,650	$285,300	2,140	10,700	10,700	8,600	$46.14	$428,883
Lee M. Stewart	1/03/06	12/05/05	$0	$153,000	$306,000	2,300	11,500	11,500	9,200	$46.14	$460,490
Edwin A. Guiles	1/03/06	12/05/05	$0	$416,850	$833,700	8,900	44,500	44,500	35,800	$46.14	$1,784,050
Steven D. Davis	1/03/06	12/05/05	$0	$153,400	$306,800	2,300	11,500	11,500	9,300	$46.14	$461,563
William L. Reed	1/03/06	12/05/05	$0	$134,900	$269,800	2,020	10,100	10,100	8,200	$46.14	$405,719

(A)	Grant and authorization dates applicable to equity incentive awards, which consist of performance-based restricted stock and service-based stock options. Equity incentive awards are authorized by Sempra Energy’s Compensation Committee in December with awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock and service-based stock options. On the January grant date, the committee’s compensation consultants calculate the precise number of shares to be granted to each executive officer, applying valuation models previously authorized by the committee and the closing price for shares of Sempra Energy common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Restricted stock and stock options may also be granted upon the hiring or promotion of executive officers.

(B)	Non-equity incentive awards consist of annual bonuses payable under Executive Incentive Plans. Amounts reported in the table represent estimates of 2006 bonuses to be paid under performance guidelines established at the beginning of the year. Amounts paid are reported in the Summary Compensation Table as non-equity incentive plan compensation.

Bonus guidelines for 2006 for the Executive Incentive Plans of the Sempra Energy utilities (in which all executive officers, other than Mr. Guiles, participated for all or part of the year) were based on corporate and utility adjusted net income and operational measures related to customer service, safety and reliability. Those for the Sempra Energy Executive Incentive Plan (in which Mr. Guiles participated for the entire year and Messrs. Niggli, Arriola, Davis and Reed participated for part of the year) were based on Sempra Energy’s adjusted net income. Bonuses for targeted performance under the Executive Incentive Plan of the Sempra Energy utilities were set at levels ranging from 60% of base salary for the Chief Executive Officer to 50% of base salary for the Senior Vice Presidents, with maximum bonuses ranging from 120% to 100% of base salary.

(C)

Equity incentive plan awards consist of performance-based restricted stock—shares of Sempra Energy common stock issued subject to forfeiture conditions that terminate on the satisfaction of long-term performance criteria. During the performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55), the restricted shares are forfeited and canceled subject to earlier vesting upon a change of control or various events specified in the executive’s severance pay agreement. Sempra Energy typically permits each holder of restricted shares the opportunity to sell to Sempra Energy (at the market price of its shares at the end of the performance period) a sufficient number of the shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

The forfeiture conditions on restricted shares granted in 2006 will terminate at the end of 2009 if Sempra Energy has achieved a cumulative total return to its shareholders for a four-year performance period (beginning January 1, 2006 and ending December 31, 2009) that places it among the top 50% of the companies in the Standard & Poor’s 500 Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P 500 Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P 500 Utility Index. Any restricted shares for which performance criteria are not satisfied at the end of the four-year performance period will be forfeited. Due to the nature of the performance criteria, a “target” payout is not determinable and the number of shares reported as the target payout is the entire number of shares subject to each grant based upon maximum payouts in 2006 of restricted stock granted in 2003 with similar four-year performance criteria.

(D)	All stock options are service-based options to purchase shares of Sempra Energy common stock granted under Sempra Energy’s Long Term Incentive Plan. They were granted at an exercise price equal to the closing market price of Sempra Energy’s common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant, with immediate exercisability upon a change in control or various events specified in the executive’s severance pay agreement.

(E)	The respective amounts of grant date fair value attributable to performance-based restricted stock and service-based stock options are $741,471 and $204,818 for Ms. Reed; $628,371 and $173,558 for Mr. Niggli; $292,190 and $80,849 for Mr. Arriola; $345,601 and $95,941 for Mr. Avery; $232,496 and $64,679 for Mr. Schavrien; $336,176 and $92,707 for Ms. Smith; $361,314 and $99,176 for Mr. Stewart; $1,398,126 and $385,924 for Mr. Guiles; $361,310 and $100,253 for Mr. Davis; and $317,324 and $88,395 for Mr. Reed. Grant date fair value is calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Notes 5 and 6, respectively, of the Notes to Consolidated Financial Statements included in the Annual Reports to Shareholders of SoCalGas and SDG&E but disregarding estimates of forfeitures related to service-based vesting conditions and based upon the assumptions set forth in Note C to the Summary Compensation Table.

The table below summarizes for each of the executive officers named in the Summary Compensation Table grants of stock options and restricted stock outstanding at December 31, 2006.

Outstanding Equity Awards at Year-End

		Option Awards (Service-Based Stock Options)						Stock Awards (Restricted Stock)
	Grant Date	Number of Shares Underlying Unexercised Options		Option Exercise Price			Option Expiration Date	Service-Based Restricted Stock				Performance-Based Restricted Stock (A)
		Exercisable	Unexercisable (B)					Number of Unvested Shares (C)		Market Value of Unvested Shares		Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares
Debra L. Reed	1/03/2006 1/03/2005 1/02/2004 1/02/2003 1/02/2002	— 4,650 15,000 30,225 40,500	19,000 13,950 15,000 10,075 —	$ $ $ $ $	46.14 36.30 30.20 24.37 24.77		01/02/16 01/02/15 01/01/14 01/01/13 01/01/12	— — — — —			— — — — —	24,055 26,912 28,022 — —	$ $ $	1,348,047 1,508,144 1,570,340 — —

		90,375	58,025		$29.94	(D)		—			—	78,989		$4,426,531

Michael R. Niggli	1/03/2006 1/03/2005 2/23/2004 1/02/2004 1/02/2003 9/25/2000	— 3,950 — 12,700 24,450 10,000	16,100 11,850 — 12,700 8,150 —	$ $ $ $ $	46.14 36.30 — 30.20 24.37 19.00		01/02/16 01/02/15 — 01/01/14 01/01/13 09/24/10	— — 2,134 — — —	(E)	$	— — 119,587 — — —	20,386 22,828 — 23,711 — —	$ $ $	1,142,413 1,279,282 — 1,328,749 — —

		51,100	48,800		$30.71	(D)		2,134	(E)		$119,587	66,925		$3,750,444

Dennis V. Arriola	1/03/2006 1/03/2005 1/02/2004 1/02/2003 1/02/2002 3/03/1998	— 2,025 6,550 12,750 15,856 3,778	7,500 6,075 6,550 4,250 — —	$ $ $ $ $ $	46.14 36.30 30.20 24.37 24.77 24.27		01/02/16 01/02/15 01/01/14 01/01/13 01/01/12 03/02/08	— — — — — —			— — — — — —	9,479 11,728 12,179 — — —	$ $ $	531,222 657,246 682,494 — — —

		40,959	24,375		$29.61	(D)		—			—	33,386		$1,870,962

James P. Avery	1/03/2006 1/03/2005 1/02/2004 1/02/2003	— — — —	8,900 6,150 6,650 4,475	$ $ $ $	46.14 36.30 30.20 24.37		01/02/16 01/02/15 01/01/14 01/01/13	— — — —			— — — —	11,212 11,833 12,394 —	$ $ $	628,327 663,114 694,573 —

		—	26,175		$36.06	(D)		—			—	35,439		$1,986,014

Lee Schavrien	1/03/2006 1/03/2005 2/23/2004 1/02/2004 1/02/2003 1/02/2002	— 1,625 — 5,200 7,425 11,250	6,000 4,875 — 5,200 3,475 —	$ $ $ $ $	46.14 36.30 — 30.20 24.37 24.77		01/02/16 01/02/15 — 01/01/14 01/01/13 01/01/12	— — 2,134 — — —	(E)	$	— — 119,587 — — —	7,543 9,424 — 9,700 — —	$ $ $	422,693 528,144 — 543,579 — —

		25,500	19,550		$30.44	(D)		2,134	(E)		$119,587	26,667		$1,494,416

Anne S. Smith	1/03/2006 1/03/2005 1/02/2004 1/02/2003 1/02/2002 5/04/1999 7/23/1998 7/23/1998	— 2,025 6,050 12,150 13,450 6,300 4,704 9,860	8,600 6,075 6,050 4,050 — — — —	$ $ $ $ $ $ $ $	46.14 36.30 30.20 24.37 24.77 21.00 26.31 26.31		01/02/16 01/02/15 01/01/14 01/01/13 01/01/12 05/03/09 07/22/08 07/22/08	— — — — — — — —			— — — — — — — —	10,906 11,728 11,209 — — — — —	$ $ $	611,191 657,246 628,136 — — — — —

		54,539	24,775		$29.00	(D)		—			—	33,843		$1,896,573

		Option Awards (Service-Based Stock Options)						Stock Awards (Restricted Stock)
	Grant Date	Number of Shares Underlying Unexercised Options		Option Exercise Price			Option Expiration Date	Service-Based Restricted Stock		Performance-Based Restricted Stock (A)
		Exercisable	Unexercisable (B)					Number of Unvested Shares (C)	Market Value of Unvested Shares	Number of Unearned/ Unvested Shares (C)	Market Value of Unearned/ Unvested Shares
Lee M. Stewart	1/03/2006 1/03/2005 1/02/2004 1/02/2003 1/02/2002	— 2,225 9,900 20,775 38,800	9,200 6,675 9,900 6,925 —	$ $ $ $ $	46.14 36.30 30.20 24.37 24.77		01/02/16 01/02/15 01/01/14 01/01/13 01/01/12	— — — — —	— — — — —	11,722 12,880 18,537 — —	$ $ $	656,887 721,797 1,038,840 — —

		71,700	32,700		$28.56	(D)		—	—	43,139		$2,417,524

Edwin A. Guiles	1/03/2006 1/03/2005 1/02/2004 1/02/2003 1/02/2002 7/23/1998 7/23/1998	— 9,875 32,000 64,500 290,800 22,020 10,500	35,800 29,625 32,000 21,500 — — —	$ $ $ $ $ $ $	46.14 36.30 30.20 24.37 24.77 26.31 26.31		01/02/16 01/02/15 01/01/14 01/01/13 01/01/12 07/22/08 07/22/08	— — — — — — —	— — — — — — —	45,358 57,070 59,708 — — — —	$ $ $	2,541,869 3,198,205 3,346,031 — — — —

		429,695	118,925		$27.66	(D)		—	—	162,136		$9,086,105

Steven D. Davis	1/03/2006 1/03/2005 1/02/2004 1/02/2003 1/02/2002 1/02/2001	— 2,200 6,700 13,500 45,375 17,600	9,300 6,600 6,700 4,500 — —	$ $ $ $ $ $	46.14 36.30 30.20 24.37 24.77 22.50		01/02/16 01/02/15 01/01/14 01/01/13 01/01/12 01/01/11	— — — — — —	— — — — — —	11,722 12,671 12,502 — — —	$ $ $	656,887 710,060 700,613 — — —

		85,375	27,100		$27.67	(D)		—	—	36,895		$2,067,560

William L. Reed	1/03/2006 1/03/2005 1/02/2004 1/02/2003 1/02/2002 1/02/2001	— 1,900 6,100 12,300 55,500 26,050	8,200 5,700 6,100 4,100 — —	$ $ $ $ $ $	46.14 36.30 30.20 24.37 24.77 22.50		01/02/16 01/02/15 01/01/14 01/01/13 01/01/12 01/01/11	— — — — — —	— — — — — —	10,295 10,995 11,424 — — —	$ $ $	576,919 616,168 640,215 — — —

		101,850	24,100		$26.86	(D)		—	—	32,714		$1,833,302

(A)	Performance-based restricted stock that will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon Sempra Energy’s total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change of control or various events specified in the executive’s severance pay agreement. The table reports the entire number of shares subject to the awards and the market value of the shares at December 31, 2006 based upon maximum payouts in 2006 of performance-based restricted stock granted in 2003 with similar four-year performance-based vesting criteria.
(B)	Stock options become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment with Sempra Energy and its subsidiaries. The number of unexercisable option shares that will become exercisable in 2007, 2008, 2009 and 2010 are, respectively, 26,975 shares, 16,900 shares, 9,400 shares and 4,750 shares for Ms. Reed; 22,475 shares, 14,325 shares, 7,975 shares and 4,025 shares for Mr. Niggli; 11,425 shares, 7,175 shares, 3,900 shares and 1,875 shares for Mr. Arriola; 12,075 shares, 7,600 shares, 4,275 shares and 2,225 shares for Mr. Avery; 9,200 shares, 5,725 shares, 3,125 shares and 1,500 shares for Mr. Schavrien; 11,250 shares, 7,200 shares, 4,175 shares and 2,150 shares for Ms. Smith; 16,400 shares, 9,475 shares, 4,525 shares and 2,300 shares for Mr. Stewart; 56,325 shares, 34,825 shares, 18,825 shares and 8,950 shares for Mr. Guiles; 12,375 shares, 7,875 shares, 4,525 shares and 2,325 shares for Mr. Davis; and 11,100 shares, 7,000 shares, 3,950 shares and 2,050 shares for Mr. Reed.
(C)	Includes shares purchased with reinvested dividends on restricted stock that become subject to the same forfeiture conditions as the shares to which the dividends relate.
(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $26.13 and $35.87 for Ms. Reed; $25.69 and $35.97 for Mr. Niggli; $26.04 and $35.61 for Mr. Arriola; $0 and $36.06 for Mr. Avery; $26.50 and $35.58 for Mr. Schavrien; $25.69 and $36.28 for Ms. Smith; $25.76 and $34.70 for Mr. Stewart; $25.50 and $35.46 for Mr. Guiles; $24.96 and $36.19 for Mr. Davis; and $24.68 and $36.07 for Mr. Reed.
(E)	One-third of the shares together with reinvested dividends will vest in 2007, 2008 and 2009 subject only to the executive’s continued employment and to earlier vesting upon a change in control or various other events specified in the executive’s severance pay agreement.

The table below summarizes information regarding the stock options that were exercised and restricted stock that vested during 2006 for each of the executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested

	Option Awards (Service-Based Stock Options)		Stock Awards (Performance-Based Restricted Stock)
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)
Debra L. Reed	95,000	$2,601,267	34,502	$1,937,114
Michael R. Niggli	—	—	35,062	$1,893,983
Dennis V. Arriola	—	—	14,627	$821,236
James P. Avery	28,300	$613,603	15,409	$865,119
Lee Schavrien	3,000	$69,990	12,645	$704,561
Anne S. Smith	11,278	$346,573	13,845	$777,353
Lee M. Stewart	108,100	$3,057,892	23,783	$1,335,292
Edwin A. Guiles	171,200	$4,456,420	73,694	$4,137,524
Steven D. Davis	15,900	$442,124	15,409	$865,119
William L. Reed	—	—	14,069	$789,891

(A)	Represents the difference between the market value of the option shares on the exercise date and the option exercise price.

(B)	Represents the market value of the vesting shares on the vesting date.

Retirement Plans

Substantially all salaried employees of the Sempra Energy utilities participate in a Cash Balance Plan—a tax-qualified retirement plan. The plan is supplemented by an Excess Cash Balance Plan that provides participants with the additional benefits to which they would have been entitled under the Cash Balance Plan but for limitations on benefits earned under tax-qualified pension plans. Under the Cash Balance Plan and Excess Cash Balance Plan, an amount equal to 7.5% of each participant’s salary and bonus is credited to a notional account for the participant. Account balances earn interest and are fully vested after five years of service. Upon retirement or other termination of employment, plan participants may elect to receive the full amount of their vested account balance as a lump sum.

A Supplemental Executive Retirement Plan provides executive officers with retirement benefits that supplement those provided by the Cash Balance Plan and the Excess Cash Balance Plan in which they also participate. Under the supplemental plan, benefits are based upon final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during ten years prior to retirement), years of service and age at retirement. Benefits begin to vest after five years of service and attainment of age 55 with full vesting when age plus years of service total 70 or the executive attains age 60.

Under the Supplemental Executive Retirement Plan, an executive may retire without any reduction in benefits at age 62 upon the completion of five years of service. The unreduced benefit as a percentage of final average earnings is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for early retirement as early as age 55 and the completion of five years of service. Benefits payable under the plan are reduced by benefits payable under the Cash Balance Plan and the Excess Cash Balance Plan.

The table below summarizes information regarding the present value of accumulated benefits under the various retirement plans at December 31, 2006 for each of the companies’ executive officers who is named in the Summary Compensation Table.

Pension Benefits

	Plan		Number of Years Credited Service	Present Value of Accumulated Benefit (A)
Debra L. Reed	Cash Balance Plan	}		$841,337
	Excess Cash Balance Plan	}	29	1,614,572
	Supplemental Executive Retirement Plan	}		1,685,425

				$4,141,334	(B)

Michael R. Niggli	Cash Balance Plan	}		$217,255
	Excess Cash Balance Plan	}	6	134,856
	Supplemental Executive Retirement Plan	}		1,773,013

				$2,125,124	(C)

Dennis V. Arriola	Cash Balance Plan	}		$200,961
	Excess Cash Balance Plan	}	12	342,928
	Supplemental Executive Retirement Plan	}		696,374

				$1,240,263	(B)

James P. Avery	Cash Balance Plan	}		$96,795
	Excess Cash Balance Plan	}	6	116,660
	Supplemental Executive Retirement Plan	}		631,726

				$845,181	(B)

Lee Schavrien	Cash Balance Plan	}		$525,625
	Excess Cash Balance Plan	}	29	233,888
	Supplemental Executive Retirement Plan	}		1,272,403

				$2,031,916	(B)

Anne S. Smith	Cash Balance Plan	}		$695,419
	Excess Cash Balance Plan	}	29	778,740
	Supplemental Executive Retirement Plan	}		965,191

				$2,439,350	(B)

Lee M. Stewart	Cash Balance Plan	}		$1,451,616
	Excess Cash Balance Plan	}	39	3,196,668
	Supplemental Executive Retirement Plan	}		485,375

				$5,133,659	(C)

Edwin A. Guiles	Cash Balance Plan	}		$979,557
	Excess Cash Balance Plan	}	35	3,943,524
	Supplemental Executive Retirement Plan	}		4,867,642

				$9,790,723	(C)

Steven D. Davis	Cash Balance Plan	}		$460,261
	Excess Cash Balance Plan	}	27	519,130
	Supplemental Executive Retirement Plan	}		1,671,750

				$2,651,141	(B)

William L. Reed	Cash Balance Plan	}		$713,700
	Excess Cash Balance Plan	}	29	761,318
	Supplemental Executive Retirement Plan	}		1,591,559

				$3,066,577	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Notes 4 and 5, respectively, of the Notes to Consolidated Financial Statements contained in the Annual Reports to Shareholders of SoCalGas and SDG&E, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age. Also assumes that the executive will remain employed until retirement age. Amounts shown for the Cash Balance and Excess Cash Balance Plans are based on the greater of the amounts payable under those plans or the present value of the accumulated benefit payable under predecessor plans (based on a single life annuity) for which benefits have been frozen. The amount shown for the Excess Cash Balance Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan, and the amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit (based on a 50% joint and survivor annuity) over that provided by both the Cash Balance Plan and the Excess Cash Balance Plan.

(B)	Mss. Reed and Smith and Messrs. Arriola, Avery, Schavrien, Davis and Reed are vested in benefits under the Cash Balance and Excess Cash Balance Plans but not under the Supplemental Executive Retirement Plan. Had their employment terminated at December 31, 2006, their benefits would have been $2,216,815 for Ms. Reed, $512,995 for Mr. Arriola, $239,514 for Mr. Avery, $1,228,817 for Mr. Schavrien, $1,304,464 for Ms. Smith, $1,493,015 for Mr. Davis and $2,179,625 for Mr. Reed.

(C)	Messrs. Niggli, Stewart and Guiles, who at year-end were ages 57, 61 and 57, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2006 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $2,060,634 for Mr. Niggli, $5,630,700 for Mr. Stewart and $14,444,019 for Mr. Guiles.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation and excess savings plans permit executives of the Sempra Energy utilities to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the employee at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (6.3% for 2006) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate.

The table below summarizes information relating to the participation in Sempra Energy’s nonqualified deferred compensation and excess savings plans for each of the executive officers named in the Summary Compensation Table.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2006 (A)	Company Contributions in 2006 (B)	Aggregate Earnings in 2006 (C)	Aggregate Balance at 12-31-06 (D)
Debra L. Reed	$256,100	$27,063	$313,290	$2,629,750
Michael R. Niggli	$359,686	$21,851	$170,001	$2,181,185
Dennis V. Arriola	$142,587	$13,799	$290,573	$2,544,977
James P. Avery	$15,318	$10,519	$55,149	$265,068
Lee Schavrien	—	$88	$16,529	$129,949
Anne S. Smith	$166,327	$9,988	$263,856	$2,171,850
Lee M. Stewart	$140,142	$14,644	$215,733	$2,107,362
Edwin A. Guiles	$83,890	$38,977	$548,379	$3,216,577
Steven D. Davis	$34,414	$12,060	$85,709	$626,196
William L. Reed	$50,047	$8,869	$85,316	$677,001

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2006 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $0 for Ms. Reed, $124,386 for Mr. Niggli, $43,707 for Mr. Arriola, $0 for Mr. Avery, $0 for Mr. Schavrien, $42,727 for Ms. Smith, $31,702 for Mr. Stewart, $35,680 for Mr. Guiles, $18,382 for Mr. Davis and $26,927 for Mr. Reed.

(B)	Company contributions are identical to the matching amounts that the executive would have received had deferrals been made under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings on deferred compensation (other than above-market interest) are not reported in the Summary Compensation Table. Earnings not included in the Summary Compensation Table total $299,505 for Ms. Reed, $154,326 for Mr. Niggli, $281,385 for Mr. Arriola, $55,149 for Mr. Avery, $16,529 for Mr. Schavrien, $259,950 for Ms. Smith, $205,974 for Mr. Stewart, $546,965 for Mr. Guiles, $85,709 for Mr. Davis, and $82,580 for Mr. Reed.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2006 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have or would have been reported in Summary Compensation Tables are $2,069,489 for Ms. Reed, $165,037 for Mr. Avery, and $1,690,381 for Mr. Stewart. They are estimated to be no less than $1,714,804 for Mr. Niggli, $1,437,775 for Mr. Arriola, $84,238 for Mr. Schavrien, $1,472,071 for Ms. Smith, $1,421,865 for Mr. Guiles, $430,239 for Mr. Davis and $402,183 for Mr. Reed.

Severance Pay and Change in Control Agreements

Sempra Energy has a severance pay agreement with each of the executive officers named in the Summary Compensation Table. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless Sempra Energy or the executive elect not to extend the term.

The severance pay agreements provide for the payment of severance benefits in the event Sempra Energy and its subsidiaries were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability or the executive were to do so for “good reason” as defined in his agreement. They also provide for enhanced severance benefits if the termination of employment were to occur within two years of a “change in control” of Sempra Energy. In addition, Sempra Energy’s stock option and restricted stock agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock would immediately terminate upon a change in control, whether or not accompanied or followed by a termination of the executive’s employment.

Benefits provided by the severance pay agreements vary with the executive’s position. In the event Sempra Energy and its subsidiaries were to terminate the executive’s employment (other than for cause, death or disability) during the term of the agreement or the executive were to do so for good reason, the executive would receive (i) a lump sum cash payment equal to 50% of the sum of the executive’s annual base salary and the greater of the executive’s average annual bonus or average annual target bonus for the two years prior to termination; (ii) continuation of health insurance benefits for a period of six months; and (iii) financial planning and outplacement services for eighteen months. If the termination were to occur within two years after a change in control of Sempra Energy (i) the lump sum cash payment would be multiplied by two; (ii) an additional lump sum payment would be paid equal to the pro rata portion for the year of termination of the target amount payable under any annual incentive compensation award for that year or, if greater, the average of the three highest gross annual bonus awards paid to the executive in the five years preceding the year of termination; (iii) all equity-based incentive compensation awards would immediately vest and become exercisable or payable and any restrictions on the awards would automatically lapse; (iv) a lump sum cash payment would be made equal to the present value of the executive’s benefits under Sempra Energy’s Supplemental Executive Retirement Plan calculated on the basis of the greater of actual years of service and years of service that would have been completed upon attaining age 62 and applying certain early retirement factors; (v) life, executive life, disability and accident insurance benefits would be continued for two years; (vi) health insurance benefits would be continued for an additional year; and (vii) financial planning and outplacement services would be provided for two years.

The agreements also provide that in the event Sempra Energy and its subsidiaries were to terminate the executive’s employment (other than for cause, death or disability) or the executive were to do so for good reason and the executive agrees to provide consulting services to Sempra Energy for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality, the executive would receive (i) an additional lump sum payment equal to the executive’s annual base salary and the greater of the executive’s target bonus for the year of termination or the average of the two highest gross annual bonus awards paid to the executive in the five years prior to termination and (ii) health insurance benefits would be continued for one additional year.

The agreements also provide for a gross-up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance pay agreements to include the assignment to the executive of duties materially inconsistent with those appropriate to a senior executive of Sempra Energy and its subsidiaries; a material reduction in the executive’s overall standing and responsibilities within Sempra Energy and its subsidiaries; and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. Following a change in control of Sempra Energy, good reason is defined in the agreements to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; a reduction in the executive’s annualized compensation opportunities (other than across-the-board reductions of less than 10% similarly affecting all similarly situated executives of comparable rank); a relocation of the executive’s principal place of employment by more than 30 miles; and a substantial increase in business travel obligations.

Prior to a change in control, cause is defined in the severance pay agreements to include a willful failure to substantially perform the executive’s duties, grossly negligent performance of the executive’s duties, gross insubordination, and the commission of one or more acts of moral turpitude that constitute a violation of applicable law which result in an adverse affect on the company or significant acts of dishonesty. Following a change of control, cause is defined in the agreements to include a willful and continued failure to substantially perform the executive’s duties and the commission of one or more acts of moral turpitude that constitute a violation of applicable law which result in an adverse affect on the company or significant acts of dishonesty.

A change in control is defined in the severance pay agreements to include the acquisition by any person or group of 20% of more of Sempra Energy’s share voting power; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in Sempra Energy’s shareholders owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and approval by Sempra Energy’s shareholders of the liquidation or dissolution of Sempra Energy.

The following table shows the benefits to which each executive officer named in the Summary Compensation Table who was an executive officer of the Sempra Energy utilities at December 31, 2006 would have been entitled had Sempra Energy and its subsidiaries terminated his or her employment (other than for cause, death or disability) at that date or had the executive done so for good reason, and the benefits to which the executive would have been entitled had the termination occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into the two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits provided by that agreement would not be subject to excise taxes for which the executive would be entitled to reimbursement. The table also shows the benefits to which the executive would have been entitled (accelerated vesting of stock options and restricted stock) had a change in control of Sempra Energy occurred on December 31, 2006 whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits

	Termination by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control
	Unrelated to a Change in Control	After a Change in Control
Debra L. Reed
Lump Sum Cash Payment (A)	$1,551,525	$2,068,700	$—
Stock Option/Restricted Stock Vesting (B)	—	5,596,692	5,596,692
Enhanced Retirement Benefits (C)	—	4,418,421	—
Health & Welfare Benefits (D)	24,033	168,315	—
Financial Planning (E)	15,000	20,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	4,774,224	—

Total	$1,640,558	$17,096,352	$5,596,692

Michael R. Niggli
Lump Sum Cash Payment (A)	$1,321,350	$1,761,800	$—
Stock Option/Restricted Stock Vesting (B)	—	4,849,656	4,849,656
Enhanced Retirement Benefits (C)	—	699,934	—
Health & Welfare Benefits (D)	24,033	233,651	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	2,649,096	1,656,679

Total	$1,405,883	$10,258,137	$6,506,335

Dennis V. Arriola
Lump Sum Cash Payment (A)	$821,100	$1,094,800	$—
Stock Option/Restricted Stock Vesting (B)	—	2,368,975	2,368,975
Enhanced Retirement Benefits (C)	—	1,560,569	—
Health & Welfare Benefits (D)	9,156	87,816	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	1,869,969	—

Total	$890,756	$7,046,129	$2,368,975

	Termination by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control
	Unrelated to a Change in Control	After a Change in Control
James P. Avery
Lump Sum Cash Payment (A)	$817,950	$1,090,600	$—
Stock Option/Restricted Stock Vesting (B)	—	2,509,074	2,509,074
Enhanced Retirement Benefits (C)	—	1,047,748	—
Health & Welfare Benefits (D)	20,657	113,757	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	1,730,310	—

Total	$899,107	$6,555,489	$2,509,074

Lee Schavrien
Lump Sum Cash Payment (A)	$611,925	$815,900	$—
Stock Option/Restricted Stock Vesting (B)	—	2,014,063	2,014,063
Enhanced Retirement Benefits (C)	—	2,140,973	—
Health & Welfare Benefits (D)	20,657	101,103	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	2,174,327	645,864

Total	$693,082	$7,310,366	$2,659,927

Anne S. Smith
Lump Sum Cash Payment (A)	$790,950	$1,054,600	$—
Stock Option/Restricted Stock Vesting (B)	—	2,386,220	2,386,220
Enhanced Retirement Benefits (C)	—	2,441,995	—
Health & Welfare Benefits (D)	—	74,967	—
Financial Planning (E)	10,500	14,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	2,386,773	—

Total	$851,450	$8,408,555	$2,386,220

Lee M. Stewart
Lump Sum Cash Payment (A)	$871,350	$1,161,800	$—
Stock Option/Restricted Stock Vesting (B)	—	3,115,487	3,115,487
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	24,033	206,429	—
Financial Planning (E)	15,000	20,000	—
Outplacement (F)	50,000	50,000	—
Excise Tax Gross-Up (G)	—	—	—

Total	$960,383	$4,553,716	$3,115,487

(A)	Severance payment equal to 1.5 times (two times following a change in control) the sum of annual base salary and the average annual bonus. Excludes payment of bonus earned for the year of termination.

(B)	Fair market value at December 31, 2006 of unvested performance-based restricted stock for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of unvested stock options that would become exercisable.

(C)	Incremental actuarial value assuming that the executive had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health insurance benefits for 18 months for termination unrelated to a change in control, and continuation of health, life, executive life, disability and accident benefits for 24 months for termination after a change in control.

(E)	Estimated value associated with continuation of financial planning services for 18 months for termination unrelated to a change in control, and 24 months for termination after a change in control.

(F)	Estimated value associated with outplacement services for 18 months for termination unrelated to a change in control, and 24 months for termination after a change in control.

(G)	Gross-up payment covering the full cost of excise tax under Internal Revenue Code Sections 280G and 4999.

Messrs. Guiles, Davis and Reed, who have been included in the other compensation tables of this Information Statement, have not been included in the accompanying table. During 2006, they relinquished all of their positions as executive officers of the companies to become executive officers of Sempra Energy and none received or became entitled to any severance or change in control benefits.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or disability or for cause are not entitled to enhanced benefits.

ANNUAL REPORTS

The companies are mailing their respective Annual Reports to the Securities and Exchange Commission on Form 10-K to their shareholders together with this Information Statement.